Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LANDSEA HOMES CORPORATION

Landsea Homes Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.          The name of the Corporation is Landsea Homes Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 29, 2017 under the name LF Capital Acquisition Corp.

B.        This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on January 7, 2021.

C.          The text of the Second Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

In witness whereof, Landsea Homes Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on June 25, 2025.

/s/ Miek Harbur
Miek Harbur Executive Vice President, General Counsel and Secretary

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LANDSEA HOMES CORPORATION

FIRST: The name of this corporation (the “Corporation”) is Landsea Homes Corporation.

SECOND: Its registered office in the State of Delaware is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: The Board of Directors has the power to adopt, amend or repeal the bylaws.

SIXTH: To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.

SEVENTH: Any amendment, alteration or repeal of Article VI that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.